Centennial Government Trust
                        Exhibit 24(b)(16) to Form N-1A
                     Performance Data Computation Schedule


1.  YIELD AND EFFECTIVE YIELD FOR 7-DAY PERIOD ENDED 06/30/95:

    Calculations of the Fund's "Yield" and "Compounded Effective Yield" set forth in the section entitled "Yield Information" in the Statement of Additional Information were made as follows:


             Date          Daily Accrual Per Share (in $)

           06/26/95              .0001451
           06/27/95              .0001443
           06/28/95              .0001446
           06/29/95              .0001446
           06/30/95              .0001456
           07/01/95              .0001456
           07/02/95              .0001457

           Seven Day
             Total:              .0010155


     Current Yield:        $0.0010155/7 x 365 =  5.30%


                                   365/7
     Effective Yield: (.0010155 + 1)      - 1  =  5.43%